Exhibit 99.1

ZAYO GROUP COMPLETES ACQUISITION OF FIBERGATE

Dark Fiber Provider Brings Extensive Fiber Network in Washington, D.C. Metro Area

LOUISVILLE, CO – September 4, 2012 – Zayo Group announces that it has completed its acquisition of FiberGate, Inc., a Washington, D.C. metro area provider of Dark Fiber services. The acquisition adds 399 new route miles and 130,000 fiber miles in Washington, D.C., Northern Virginia, Baltimore, and suburban Maryland to Zayo’s network.

“The FiberGate and Zayo networks are very complementary,” says Dan Caruso, Chief Executive Officer of Zayo Group. “As a result of the acquisition, we will have one of the most comprehensive fiber networks in the DC area of any provider.” Zayo’s international network now connects over 9,000 on-net buildings, spanning 64,100 route miles in seven countries, including 45 U.S. states and Washington, D.C.

FiberGate offered Dark Fiber exclusively. Zayo plans to continue to offer Dark Fiber and expand the service portfolio to include lit Bandwidth Infrastructure services like Wavelengths, Ethernet, IP and SONET.

“With FiberGate’s focused product and customer set as well as excellent operations, we expect the integration to be completed quickly, making the combined footprint available to all of our customers immediately,” Caruso says.

FiberGate has been providing Dark Fiber services to the federal government, large enterprise and carrier customers for almost 17 years. The footprint includes over 315 buildings (key government sites, carrier hotels, data centers, cell towers and enterprise buildings) across 779 route miles including Baltimore, Howard, Montgomery, Prince Georges, and Frederick Counties in Maryland, Washington, D.C., and the City of Alexandria, Loudoun, Fairfax, and Arlington Counties in Northern Virginia.

For more information on Zayo, visit www.zayo.com.

The $117M transaction closed August 31 and was funded from available cash.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national, international and fiber-to-the-tower networks. With the FiberGate acquisition, Zayo’s network assets include approximately 65,000 route miles, covering 45 states plus Washington, D.C. Additionally, Zayo has over 136,000 billable square feet of colocation space and approximately 9,000 on-net buildings, including 500+ data centers, 500+ Points-of-Presence (POPs), and 2,500+ cell towers.

For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

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